Exhibit 99.1

Sigma Designs, Inc. Announces Departure of

President and Chief Executive Officer Thinh Tran

Fremont, CA – January 29, 2018 — Sigma Designs, Inc.® (NASDAQ: SIGM) today announced the departure of Mr. Thinh Tran, President and Chief Executive Officer, from his positions at Sigma Designs and from its Board of Directors, effective January 26, 2018. Mr. Elias Nader, Sigma’s current Senior Vice President and Chief Financial Officer, has been appointed by the Board of Directors as interim President and Chief Executive Officer.

Mr. Nader has served as the Company’s Chief Financial Officer since 2013. Prior to joining Sigma, he held several senior level positions in Finance and Accounting, most recently as CFO of Imperial Holdings, and as Corporate Controller of Dionex Corporation. Mr. Nader is currently a member of the Board of Directors at YuMe, Inc. (NYSE: YUME).

“Thinh founded Sigma Designs in 1982 and has been a visionary leader in the semiconductor industry for nearly five decades. The Board of Directors thanks him for guiding Sigma Designs to its position as one of the historically significant participants in the semiconductor industry,” said J. Michael Dodson, Lead Independent Director of Sigma Designs’ Board of Directors.

“It has been my honor and privilege to lead the Sigma Designs team since its founding.. From our early days as a startup, we built a strong company with leading-edge products and a large customer base. I will forever be proud of our employees and the culture of innovation at Sigma,” said Mr. Tran.

About Sigma Designs, Inc.

Sigma Designs, Inc.® (NASDAQ: SIGM) is a world leader in enabling smart home convergence. The company designs and builds semiconductor technologies for Internet of Things (IoT) smart home devices. For more information about Sigma Designs, please visit: www.sigmadesigns.com.

Investor Relations Contacts:

Jim Fanucchi

Darrow Associates, Inc.

(408) 404-5400

IR@sigmadesigns.com